Exhibit 99.2

FOR IMMEDIATE RELEASE
Contact:
Scott D. Kantor
Vice President - Finance, Chief Financial Officer
LeCroy Corporation
Tel:  845-425-2000


                 LECROY SECURES $25 MILLION BANK CREDIT FACILITY

       New Agreement Provides Company with Increased Financial Flexibility


CHESTNUT RIDGE, NY, November 20, 2003 - LeCroy Corporation (NASDAQ: LCRY), a major supplier of high-performance digital oscilloscopes, today announced that it has entered into an agreement with The Bank of New York for a $25 million revolving credit facility, replacing the Company's existing $15 million revolving credit facility. The new facility will mature November 30, 2006. LeCroy's existing revolving credit facility had an outstanding balance of $10 million, reflecting the Company's use on September 25, 2003 of these funds to retire 500,000 issued and outstanding Series A Convertible Preferred Shares, eliminating a net charge to common shareholders equivalent to more than $0.20 per share annually.

"This new revolving credit facility allows us to borrow on more favorable terms," said Vice President and Chief Financial Officer Scott Kantor. "As we work toward returning to our traditional debt-free position, increasing our credit facility provides us with additional flexibility that will help us continue to broaden LeCroy's product line and addressable portion of the billion-dollar oscilloscope market. Our ability to enter into this agreement in today's cautious lending environment demonstrates both the financial strength of the Company and management's commitment to fiscal discipline."

About LeCroy Corporation

LeCroy Corporation, headquartered in Chestnut Ridge, New York, develops, manufactures and markets electronic signal acquisition and analysis products and services. The Company leverages its core competency of "WaveShape Analysis," the analysis of complex electronic signals, to provide leading edge design and test capabilities to high-growth markets. Today, its primary products are high-performance digital oscilloscopes, which are used by design engineers and researchers in a broad range of industries, including electronics, computers and communications.

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Safe Harbor

This release contains forward-looking statements pertaining LeCroy's ability to leverage its new $25 million bank credit facility to expand its product line and increase the Company's addressable portion of the oscilloscope market, as well as other estimates relating to future operations. All such forward-looking statements are only estimates of future results, and there can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company's ability to anticipate changes in the market, the availability and timing of funding for the Company's current products, the development of future products and the Company's ability to use intellectual property and protect its patent portfolio. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation's business is described in the Company's reports on file with the SEC.

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